Filed Pursuant to Rule 433
Registration No. 333-34553

Indicative Note Terms

10YR NC 6mo CMS Spread Range Accrual

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, A+)

Principal Amount:	US$TBD

CUSIP:	TBD

Trade Date:	[April • ], 2007

Issue Date:	[April 30 ], 2007

Maturity Date:	[April 30 ], 2017 [Issue Date + 10 Years], subject to Issuer’s Call Option.

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	[7.00 — 7.25%] x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Daycount Basis:	Unadjusted modified following 30/360

Interest Payment
Dates:	Quarterly on the [ 30 ]P of each [January], [April], [July] and [October], commencing [July] [ 30 ], 2007, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.00% during that Interest Period divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):

SPREAD REF = 30yr CMS Rate — 2yr CMS Rate

30yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after [October] [ 30 ], 2007, provided that the Issuer gives 5 Business Days notice to the investor, to call the Note at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the date hereof and the hypothetical historical Interest Payment Dates listed below; the hypothetical Interest Payment Dates listed below were chosen arbitrarily for the purpose of displaying this historical information.  The actual Interest Payment Dates will be set on the Trade Date.  Furthermore, the Interest Rate payable on any Interest Payment Date for the Notes will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical			SPREAD REF:
Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	30yr CMS Rate — 2yr CMS Rate (in %)
3/26/2007	5.3475	4.9830	0.3645
1/30/2007	5.534	5.341	0.193
10/30/2006	5.327	5.144	0.183
7/31/2006	5.652	5.408	0.244
5/1/2006	5.786	5.371	0.415
1/30/2006	5.175	4.925	0.250
10/31/2005	5.280	4.816	0.464
8/1/2005	4.993	4.415	0.578
5/2/2005	4.996	3.999	0.997
1/31/2005	4.971	3.618	1.353
11/1/2004	5.202	2.964	2.238
7/30/2004	5.567	3.075	2.492
4/30/2004	5.612	2.656	2.956
1/30/2004	5.288	2.177	3.111
10/30/2003	5.485	2.218	3.267
7/30/2003	5.586	1.881	3.705
4/30/2003	5.026	1.717	3.309
1/30/2003	5.251	2.009	3.242
10/30/2002	5.422	2.134	3.288
7/30/2002	5.926	2.863	3.063
4/30/2002	6.098	3.614	2.484
1/30/2002	6.111	3.429	2.682
10/30/2001	5.712	2.928	2.784
7/30/2001	6.265	4.365	1.900
4/30/2001	6.516	4.859	1.657
1/30/2001	6.332	5.339	0.993
10/30/2000	6.886	6.679	0.207
7/31/2000	7.202	7.104	0.098

5/1/2000	7.398	7.333	0.065
1/31/2000	7.506	7.159	0.347
11/1/1999	7.080	6.394	0.686
7/30/1999	7.054	6.289	0.765
4/30/1999	6.321	5.526	0.795
2/1/1999	5.828	5.182	0.646
10/30/1998	5.891	4.701	1.190
7/30/1998	6.174	5.874	0.300
4/30/1998	6.330	5.961	0.369
1/30/1998	6.201	5.660	0.541
10/30/1997	6.581	6.007	0.574
7/30/1997	6.668	6.047	0.621
4/30/1997	7.286	6.536	0.750
1/30/1997	7.195	6.186	1.009
10/30/1996	7.038	5.948	1.090
7/30/1996	7.430	6.508	0.922
4/30/1996	7.302	6.237	1.065
1/30/1996	6.416	5.149	1.267
10/30/1995	6.760	5.839	0.921
7/31/1995	7.292	6.063	1.229
5/1/1995	7.796	6.858	0.938
1/30/1995	8.260	7.596	0.664
10/31/1994	8.515	7.112	1.403
8/1/1994	7.888	6.256	1.632
5/2/1994	7.905	6.075	1.830
1/31/1994	6.884	4.255	2.629
11/1/1993	6.703	4.207	2.496
7/30/1993	7.230	4.299	2.931
4/30/1993	7.609	4.015	3.594
2/1/1993	7.538	4.365	3.173
10/30/1992	8.026	4.704	3.322